EXHIBIT (a)(5)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Schedule TO - Tender Offer Statement (Securities Act File No. 333-173601) of our report dated May 25, 2012, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period September 1, 2011 (commencement of operations) through March 31, 2012. We also consent to the reference to us under the heading “Financial Statements”.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 27, 2012